Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

SOUTHERN CALIFORNIA WATER COMPANY,

A California corporation

Floyd E. Wicks and Robert J. Sprowls certify that:

1.  They are the duly elected and acting President and Chief Executive Officer and Chief Financial Officer, Senior Vice President-Finance and Secretary, respectively, of the corporation named above.

                2.  The Restated Articles of Incorporation of the corporation are amended by amending Article One to read as follows:

NAME

                One:  The name of the corporation is Golden State Water Company.

                3.  The above amendment has been approved by the Board of Directors of the corporation.

                4.  The above amendment was approved by the vote of the sole shareholder of the corporation in accordance with Section 902 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the amendment was 122 Common Shares, all of which voted in favor of the above amendment.

                We further declare under penalty of perjury under the law of the State of California that the matters set forth in this certificate are true and correct of our own knowledge:

September 16, 2005

/s/ Floyd E. Wicks
Floyd E. Wicks
President and Chief Executive Officer

/s/ Robert J. Sprowls
Robert J. Sprowls
Chief Financial Officer, Senior Vice President-Finance and Secretary

[SEAL]

RESTATED ARTICLES OF INCORPORATION

OF

SOUTHERN CALIFORNIA WATER COMPANY

(As Amended July 1, 1998)

Name

One:  The name of the corporation is SOUTHERN CALIFORNIA WATER COMPANY.

Purpose

Two:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

Authorized Shares

Three:  The total number of shares which the corporation is authorized to issue is 1,000 shares of Common Stock.

Director Liability

Four:  The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Indemnification of Agents

Five:  The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.